Exhibit 23.1

CONSENT

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-52490 and 333-47764) and Forms S-8 (Nos. 333-63902,333-52488, 333-43220, 333-94817 and 333-92729) of our report dated February 21, 2001, relating to the financial statements and financial statement schedule of The TriZetto Group, Inc. for the year ended December 31,2000, which appears in this Form 10-K.

/s/    PRICEWATERHOUSECOOPERS LLP

Orange County, California

March 28, 2003